Exhibit 10.1

P O Box 13222 Sacramento CA 95813-6000 Tel: 916-355-2160 Fax: 916-355-3522

Elizabeth A. Zacharias
Vice President, Human Resources

May 21, 2012

Warren Boley
xxxxx
xxxxx, xx  xxxxx

Dear Warren:

We are very excited by the prospect of your joining our team and believe you will make a significant contribution to the success of our business.  On behalf of Aerojet General Corporation (“Aerojet”), I am delighted to offer you the position of President, Aerojet.  In this position, you will report directly to Scott Seymour, the Chief Executive Officer of Aerojet’s parent, GenCorp Inc. (“GenCorp”).

The details of your offer include:
.
•	Start Date. Your employment date is negotiable and will be determined upon completion of our post-offer, pre-employment screening process.

•	Salary. Your base salary will be $13,461.54 bi-weekly ($350,000 per annum). Your position is considered exempt.

•
Annual Bonus.  You will be eligible to participate in Aerojet’s annual incentive plan, beginning with Aerojet’s fiscal year 2012.  Your target annual incentive opportunity will be 60% of your annual base salary.  For fiscal year 2012, the amount of any incentive paid will be prorated based upon your start date.  Annual incentive payments are generally paid in the quarter following the end of the fiscal year and in accordance with Aerojet’s regular pay practices.  Payment of the annual incentive amounts, even if performance goals are met, is at the discretion of the CEO and GenCorp’s Board of Directors.  Aerojet may modify, change or cancel any of the Aerojet incentive plan, and may adjust any individual payment during the performance period or at any time prior to payment date.  All bonus payments require you to be employed by Aerojet on the date of payment.

•
Long-term Incentive Program.  You will be eligible to participate in the long-term incentive program under the Amended and Restated 2009 Equity and Performance Incentive Plan as approved by the Board of Directors.  In recent years, key executives received grants of stock which vest if specified performance goals are achieved.  Such grants are normally made during GenCorp’s first fiscal quarter.  Your long long-term incentive target is 80% of your base salary.

Warren Boley
May 21, 2012

•
Initial Stock Grant.  You will be granted 70,000 restricted shares effective as of the date your employment begins (the “grant date”).  50,000 of these restricted shares will vest in full on the third anniversary of the grant date.  In addition, up to 10,000 restricted shares will vest based on achievement of the 2013 non-EVA performance metrics and up to 10,000 restricted shares will vest based on achievement of the 2014 non-EVA performance metrics.  The number of performance shares that you will be granted represents the maximum number of shares that may vest.  The target number of shares is 8,000 for each of the two performance-based grants.  The vesting of performance shares depends on the level of achievement against Aerojet’s performance targets, with a minimum threshold level and a maximum level, and ranges from 50% to 125% of the target award.  Vesting will be determined in the same manner and at the same time as the outstanding awards based on the 2103 and the 2014 performance metrics.  No performance shares will vest if the threshold target is not achieved and performance at or above the maximum level will, in either case, result in vesting of no more than the full 10,000 shares.

•
Benefit Restoration Plan.  For eligible employees, Aerojet has a non-qualified, unfunded, benefits restoration plan that is designed to restore 401(K) contributions that cannot be provided under the normal qualified plans due to certain Internal Revenue Code limitations.

•
Relocation.   To assist you with your relocation to the Sacramento area, we are offering you the benefits outlined in the enclosed relocation summary.  Following your written acceptance of our offer, a Brookfield Global Relocation Services representative will contact you to initiate your move. All relocation activities must be completed within twelve (12) months from your start date.  You should be aware that all payments for any and all costs associated with relocation shall be repaid to GenCorp should you resign or be terminated for cause within eighteen (18) months after hire.

•	Vacation. You will be eligible for three (3) weeks of paid vacation. Vacation accrues by pay period.

•	Benefits. Aerojet offers a comprehensive benefits program which provides a number of benefit levels and options from which to choose. Additional benefits information is enclosed with this letter.

Please note, Aerojet reserves the right to revoke this offer at any time before employment begins.  In addition, all offers of employment are contingent upon your successful completion of the following steps:

1.	A background investigation and reference checks.
2.	Successfully passing a post-offer, pre-employment alcohol and drug screening.
3.
Your submission to a post-offer medical evaluation as determined by the position’s physical, safety and environmental requirements, and demonstrating your ability to satisfy the physical requirements of the job.

4.
Your providing proof to Aerojet (as required by Federal law) of your legal right to work in the United States.  It is not necessary to provide proof now, but you must provide proof of your legal right to work in the United States on your first day of work.  The documents described in the enclosed list are acceptable for this purpose.  If you will have any difficulty providing this documentation on your start date, please notify us immediately.

5.	Your receiving appropriate security clearances.
6.	Your completing, signing and returning all of the enclosed documents. A checklist and a return envelope are included for your convenience.

Warren Boley
May 21, 2012

As an employee of Aerojet, you will be employed at will, which means that your employment can terminate at will by either you or Aerojet.  You acknowledge, by signing this letter and accepting employment, that your employment with Aerojet is at-will.  Nothing in this offer letter, including the provisions of the relocation program, should be construed as a modification of this employment at-will policy.  This means your employment can be terminated, with or without cause, and with or without notice, at any time, at your option or at Aerojet’s option.  Although other terms and conditions of employment may change, this at-will employment will remain in effect throughout your employment with Aerojet, unless it is modified by an express written employment contract for a specified term which is signed by you and an officer of Aerojet.

Lastly, this letter incorporates all of the elements of our employment offer, subject to the more definitive terms of the Aerojet Human Resources policies and employee benefit plans.  Summary descriptions of the Aerojet employee benefit plans are available upon request.  There are no other terms or conditions of employment, and your acceptance of this offer acknowledges that no one provided additional promises or incentives for you to accept employment with Aerojet.

Scott Seymour and I are pleased to welcome you to the Aerojet team.  If you have any questions, please feel free to contact me at 916-355-2160.  To indicate your agreement with the above terms of your employment offer, please sign below and return one copy of this letter to me in the enclosed return envelope.

Sincerely,

/s/ Elizabeth A. Zacharias

Elizabeth A. Zacharias
Vice President, Human Resources

Enclosures

Accepted this 28th day of May, 2012

Signature	/s/ Warren M. Boley, Jr.